Exhibit 5.2
[Letterhead of Richards, Layton & Finger, P.A.]
March 2, 2007
National City Bank
1900 E. 9th Street
Cleveland, Ohio 44114
Re: National City Credit Card Master Trust
Ladies and Gentlemen:
     We have acted as special Delaware counsel for National City Bank, a national banking association (the “Bank”), in connection with the issuance and sale of a collateral certificate (the “Certificate”), representing an undivided beneficial interest in the National City Credit Card Master Trust (the “Trust”), pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1995, as amended and restated as of July 1, 2000, by and between the Bank, as Seller and Servicer, and The Bank of New York, a New York banking corporation, as trustee (the “Prior Trustee”) of the Trust, as amended by the First Amendment to the National City Credit Card Master Trust Pooling and Servicing Agreement, dated as of May 24, 2001, by and between the Bank, as Seller and Servicer, and the Prior Trustee, as supplemented by the Agreement of Resignation, Appointment and Acceptance of Trustee, dated as of August 3, 2005, by and among the Bank, as Seller and Servicer, the Prior Trustee and The Bank of New York (Delaware), a Delaware banking corporation, as trustee (the “Trustee”) of the Trust, as further amended by the Second Amendment to the National City Credit Card Master Trust Pooling and Servicing Agreement, dated as of August 3, 2005, by and between the Bank, as Seller and Servicer, and the Trustee, and as supplemented by the Series 2005-CC Supplement to the National City Credit Card Master Trust Pooling and Servicing Agreement, dated as of August 23, 2005, by and between the Bank, as Seller and Servicer, and the Trustee (collectively, the “Pooling and Servicing Agreement”). At your request, this opinion is being furnished to you.
     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:
(a)	The Pooling and Servicing Agreement; and

National City Bank
March 2, 2007

(b)	The Amendment No. 3 to Registration Statement on Form S-3, filed by the Bank with the Securities and Exchange Commission on March 2, 2007 (the “Registration Statement”), including a related prospectus (the “Prospectus”) and related prospectus supplement.
     For purposes of this opinion, we have not reviewed any documents other than the documents listed above, and we have assumed that there exists no provision in any document not listed above that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
     With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.
     For purposes of this opinion, we have assumed (i) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (ii) the legal capacity of natural persons who are signatories to the documents examined by us, (iii) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (iv) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (v) that the issuance and sale of the Certificate were not contrary to any applicable law, rule, regulation or order, (vi) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (vii) that each of the documents examined by us constitutes a valid and binding agreement of the parties thereto, and is enforceable against the parties thereto, in accordance with its terms, and (viii) that the Certificate has been issued and sold in accordance with the terms of the Pooling and Servicing Agreement, duly executed and delivered by the Bank and authenticated by the Trustee in accordance with the terms of the Pooling and Servicing Agreement, and issued and delivered against payment therefor. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.
     This opinion is limited to the laws of the State of Delaware (excluding the insurance, securities and blue sky laws of the State of Delaware), and we have not

National City Bank
March 2, 2007

considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.
     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Certificate has been legally issued and is fully paid and nonassessable and entitled to the benefits of the Pooling and Servicing Agreement.
     We understand that you will file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement in connection with the filing by the Bank of the Registration Statement under the Securities Act of 1933, as amended. We hereby consent to the filing of this opinion with the Securities and Exchange Commission. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.
EAS/TCB